EXHIBIT 23(A)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-93181 of Texas Utilities Company (doing business as TXU Corp.) on Form S-8 of our reports dated February 16, 2000, June 25, 1999, and June 25, 1999, appearing in the Annual Report on Form 10-K of Texas Utilities Company for the year ended December 31, 1999, in the Annual Report on Form 11-K of the Employees' Thrift Plan of the Texas Utilities Company System for the year ended December 31, 1998, and in the Annual Report on Form 11-K of the ENSERCH Corporation Employee Stock Purchase and Savings Plan for the year ended December 31, 1998, respectively.

/s/ Deloitte & Touche

Dallas, Texas
May 10, 2000